Exhibit 99.1

The Middleby Corporation Acquires Alkar Holdings, Inc.

ELGIN, Ill.--(BUSINESS WIRE)—December 7, 2005--The Middleby Corporation (NASDAQ:MIDD) today announced the acquisition of Alkar Holdings, Inc. (“Alkar”) for $26.7 million in cash, subject to post close working capital adjustment. The acquired company manufactures batch and conveyor ovens and related packaging equipment for the food processing industry under the Alkar and RapidPak brands. The company has approximately $60 million in annual sales and serves a market of an estimated $500 million in the US and an estimated market of $1 billion internationally. This acquisition is anticipated to be accretive to Middleby’s net earnings in 2006.

This transaction fits Middleby’s criteria of acquiring companies that are #1 or #2 in the markets they serve, are focused on cooking, and have patented technologies. Chairman and Chief Executive Officer, Selim A. Bassoul, commented "The purchase of Alkar allows Middleby to add to its portfolio of leading brands in cooking. Alkar is recognized as the leader in the industry due to the high quality of its product and its strong relationship with its customers. Alkar has a strong track record of technological innovation and is positioned for growth due to its pipeline of new differentiated products. In addition, Middleby will bring a competitive advantage to Alkar’s customers through the sharing of existing patented technologies. Alkar’s global customers have similar needs to Middleby’s existing chain customers, including automation, speed of cooking, food safety, and capacity.”

Mr. Bassoul continued, “Like Middleby, Alkar’s growth is driven by increasing demand for prepared and convenience foods, as fewer meals are being prepared at home. We see this worldwide trend particularly strong in emerging markets where Middleby’s global infrastructure and expertise may benefit Alkar.”

Mr. Bassoul concluded, “Alkar currently manufactures its products in Lodi, Wisconsin in a similar fashion to Middleby’s existing business operations. In the near term, we will focus on integrating the Alkar operations into the Middleby group, and expect to realize efficiency gains through this process.”

A conference call will be held at 11 a.m. eastern time on Thursday, December 8. Members of the financial community can access the conference by dialing (800)367-5339 and providing the operator conference ID 328596. A replay of the conference call will be available for two weeks by dialing (800) 642-1687. A transcript of the call will be posted to the website.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation

Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial and institutional kitchens, restaurants, and food preparation companies throughout the world. The company's leading equipment brands include Alkar®, Blodgett®, Blodgett Combi®, Blodgett Range®, CTX®, MagiKitch'n®, Middleby Marshall®, Pitco Frialator®, RapidPak®, Southbend®, and Toastmaster®. Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice and the Middleby Philippines Corporation, is a leading supplier of foodservice equipment in the Asian markets. In 2005 The Middleby Corporation was ranked #10 on Forbes 200 Best-Run Small Companies and #28 on the FORTUNE Fastest Growing Companies list.

For further information about The Middleby Corporation, visit www.middleby.com.

CONTACT:	Darcy Bretz, 847-429-7756